                                                                    EXHIBIT 12.1

                                   LLS, CORP.

                       Ratio of Earnings to Fixed Charges
                        Actual for all periods presented
                            (Dollars in thousands)

                            Fiscal Years ended September 30,       Nine months ended June 30,
                            --------------------------------       --------------------------
                              1996        1997         1998            1998           1999
                            -------      -------      ------       ----------     -----------
Income before income
 taxes                       23,222       27,823      35,243           22,151      22,198

Plus fixed charges            1,792        2,062       1,952            1,316       2,380
                            -------      -------      ------           ------      ------
   Total                     25,014       29,885      37,195           23,467      24,578
                            =======      =======      ======           ======      ======

Fixed charges(1)              1,792        2,062       1,952            1,316       2,380
                            =======      =======     =======          =======     =======

Ratio of earnings to
 fixed charges                14.0x        14.5x       19.1x            17.8x       10.3x
                            =======      =======     =======          =======     =======


(1) For purposes of calculating the ratio of earnings to fixed charges, "earnings" represent earnings before income taxes plus fixed charges. "Fixed Charges" consist of interest on all indebtedness and the portion, approximately 1/3, of rental expense that management believes is representative of the interest component of rent expense.

                       Ratio of Earnings to Fixed Charges
                      Pro forma for all periods presented
                            (Dollars in thousands)


                              Fiscal Year ended       Nine months
                                September 30,           ended
                                    1998               June 30,
                              -----------------          1999
                                                      -----------
Income before income
 taxes                            11,244                 4,571


Plus fixed charges                27,538                20,068
                                  ------                ------
Total                             38,782                24,639
                                  ======                ======

Fixed charges(2)                  27,538                20,068
                                  ======                ======

Ratio of earnings to fixed
 charges                            1.4x                  1.2x
                                   =====                 =====

(2) For purposes of calculating the ratio of earnings to fixed charges, "earnings" represent earnings before income taxes plus fixed charges. "Fixed Charges" consist of interest on all indebtedness, amortization of deferred financing fees and the portion, approximately 1/3, of rental expense that management believes is representative of the interest component of rent expense.